UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 30, 2008

FTD GROUP, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32425	87-0719190
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

3113 Woodcreek Drive

Downers Grove, Illinois 60515-5420

(Address and zip code of principal executive offices)

(630) 719-7800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR  240.14d–2(b))

☐            Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On April 30, 2008, FTD Group, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United Online, Inc., a Delaware corporation (“United”), and UNOLA Corp., a Delaware corporation and an indirect wholly owned subsidiary of United (“Merger Sub”). The Merger Agreement provides that, upon the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), and the Company will continue as the surviving corporation in the Merger as an indirect wholly owned subsidiary of United.  The Merger, the Merger Agreement and the transactions contemplated thereby have been unanimously approved by the Board of Directors of the Company and United.

At the effective time of the Merger  (the “Effective Time”), each issued and outstanding share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), will be automatically converted into the right to receive 0.4087 shares of the common stock of United, $0.0001 par value per share (“United Common Stock”), $3.31 principal amount of United 13% senior secured notes due 2013 (“United Notes”) and $7.34 in cash (the “Cash Consideration”, and together with United Common Stock and United Notes, the “Merger Consideration”) for a total value of $15.08 based on United’s closing stock price of $10.83 on April 29, 2008, the last trading date prior to the announcement of the contemplated transaction.  Under the terms of the Merger Agreement related to United obtaining additional financing (“Additional Financing”), United may elect to increase the Cash Consideration by $2.81 to $10.15 in full substitution of the United Notes for a total value of $14.58 per share of Company Common Stock (the “Adjusted Merger Consideration”) based on United’s closing stock price of $10.83 on April 29, 2008 (the “Merger Consideration Adjustment”).  Furthermore, in the event that an initial public offering of the capital stock of Classmates Media Corporation (“Classmates IPO”) , a wholly owned subsidiary of United (“CMC”), is consummated prior to the date the definitive proxy/prospectus is mailed to the stockholders of the Company and United has not proceeded with the Additional Financing described above, United will increase the Cash Consideration by either, at its option, (x) $2.81 or (y) $1.405, in substitution of (i) in the case of clause (x), the full principal amount of the United Notes, or (ii) in the case of clause (y), in substitution of a principal amount of the United Notes equal to $1.655.  No fractional shares of United Common Stock or United Notes with a denomination less than $1.00 will be issued in connection with the Merger, and holders of Company Common Stock will be entitled to receive cash in lieu thereof.

Each vested and unvested option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time (“Company Option”) will be canceled and converted into the right to receive for each share of Company Common Stock subject to such Company Option, the Merger Consideration minus the applicable exercise price, which will be allocated between cash, United Common Stock and United Notes in proportion to the value that the cash, United Common Stock and United Notes comprise of the Merger Consideration.  In the case of a Merger Consideration Adjustment, each Company Option will be canceled and converted into the right to receive for each share of Company Common Stock subject to such Company Option, the Adjusted Merger Consideration minus the applicable exercise price, which will be allocated between cash and United Common Stock in proportion to the value that the cash and United Common Stock comprise of the Adjusted Merger Consideration.  Each unvested restricted share of Company Common Stock (other than the shares held by one executive officer depending on the timing of the consummation of the Merger) (“Restricted Stock”) will become vested immediately prior to the Effective Time and each vested share of Restricted Stock will be automatically converted into the right to receive the Merger Consideration or the Adjusted Merger Consideration, if applicable, at the Effective Time. Furthermore, the Merger Consideration to be paid to holders of Company Options and holders of Restricted Stock will be adjusted in the event of a Classmates IPO in accordance with the preceding paragraph.

The Company and United have made customary representations, warranties and covenants in the Merger Agreement and the consummation of the Merger is subject to (i) the Company’s stockholders approving the Merger, (ii) the expiration or termination of the Hart-Scott-Rodino Antirust Improvements Act waiting period, (iii) United receiving the proceeds of the financing pursuant to a financing commitment letter from Wells Fargo Bank, National Association (“Wells Fargo”) for an aggregate amount of up to $450.0 million and, if applicable, the proceeds of any Additional Financing if the Company has approved such Additional Financing within five business days after the Company’s receipt from United of a written notice and binding commitment letters related to such Additional Financing, (iv) the Company’s Closing Net Debt (as defined below) not exceeding $286.0 million as of the close of business on the day immediately preceding the date of closing and (v) other customary closing conditions.  In addition, substantially concurrently with the closing, United has agreed to cause the covenant defeasance of the Company’s 7.75% senior subordinated notes due 2014 (“FTD Notes”) or, in United’s discretion, fund the purchase of all the FTD Notes pursuant to a tender offer and consent solicitation by the Company and cause the covenant defeasance of any such FTD Notes not so acquired in such tender offer (the “Refinancing”).  “Closing Net Debt” means the difference between (A) the sum of (i) the aggregate balance sheet amount of all Indebtedness (as defined in the First Amended and Restated Credit Agreement, dated as of August 7, 2006, among FTD, Inc., the lenders party thereto and Wells Fargo, as administrative agent (the “Credit Agreement”) of the Company and its subsidiaries determined on a consolidated basis in accordance with United States generally accepted accounting principals as of the close of business on the day immediately preceding the date of closing, (ii) accrued but unpaid interest in respect of such Indebtedness as of the close of business on the day immediately preceding the date of closing, and (iii) the Letter of Credit Usage (as defined in the Credit Agreement) as of the close of business on the day immediately preceding the date of closing (excluding letters of credit used solely to purchase inventory in the ordinary course of business consistent with past practices), and (B) the aggregate amount of cash of the Company that is available to repay the amounts referenced in clause (A) above as of the close of business on the day immediately preceding the date of closing.

The Merger Agreement contains certain termination rights for both the Company and United.  Upon termination of the Merger Agreement under specified circumstances, the Company may be obligated to pay United a termination fee of $11.75 million or United’s expenses incurred in connection with the contemplated transaction up to $3.75 million.

United intends to finance the Merger with a combination of debt, equity and cash of United.  The debt financing is expected to consist of senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of up to $450 million, at the Company, to be provided by Wells Fargo and the issuance by United of the United Notes.

The United Notes will be secured by a pledge of the stock of CMC and guaranteed by all of United’s domestic subsidiaries other than the Company, the Company’s direct parent and the Company’s subsidiaries. The United Notes will be issued pursuant to an indenture on the terms described in the Description of Notes attached to the Merger Agreement.

Pursuant to a commitment letter dated April 30, 2008 (the “Commitment Letter”), with United, Wells Fargo has committed to provide the Credit Facilities, consisting of (i) a term loan A facility of up to $175 million, (ii) a term loan B facility of up to $200 million, and (iii) a revolving credit facility of up to $75 million.  Loans will bear interest at either LIBOR or the base rate, in each case, plus a certain margin.  The Credit Facilities will be secured by substantially all of the Company’s and its domestic subsidiaries’ assets and the stock of the Company directly owned by subsidiaries of United after giving effect to the Merger.

Wells Fargo’s commitment is subject to the satisfaction of certain conditions, including, among other things, the execution of satisfactory documentation, its receipt of periodic financial statements of the

Company, the satisfaction of the conditions in the Merger Agreement that are material to the interests of the lenders under the Credit Facilities, the achievement by the Company of at least $97.5 million of adjusted EBITDA for the most recently completed trailing 12 month period for which financial statements are available and the consummation of the Refinancing and the repayment of the Company’s existing senior secured credit facility.  The Commitment Letter terminates on the earlier to occur of (i) the closing of the Merger without the use of the Credit Facilities, (ii) the termination of the Merger Agreement or (iii) the close of business on October 30, 2008.

In connection with the transactions contemplated by the Merger Agreement, affiliates of Leonard Green & Partners, L.P. (“Leonard Green”) entered into a voting and support agreement (the “Voting Agreement”) with United.  As of April 30, 2008, Leonard Green beneficially owned 9,276,795 shares of Company Common Stock, representing approximately 31.1% of the outstanding Company Common Stock.  Pursuant to the Voting Agreement, Leonard Green has agreed, among other things, to vote such shares in favor of the adoption and approval of the Merger Agreement and the Merger.  Leonard Green’s obligation to vote in favor of the adoption and approval of the Merger Agreement and the Merger will be suspended during certain specified circumstances and the Voting Agreement will terminate if the Merger Agreement is terminated.

The foregoing descriptions of the Merger Agreement and the Voting Agreement, which are attached hereto as Exhibits 2.1 and 10.1 respectively, are qualified in their entirety by reference to the text thereof and are incorporated herein by reference.  Furthermore, the form of Commitment Letter has been filed as an exhibit to the Current Report on Form 8-K filed by United on May 6, 2008.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company entering into the Merger Agreement with United and Merger Sub, Florists’ Transworld Delivery, Inc., a Michigan corporation and a wholly owned subsidiary of the Company (“FTDI”), entered into new employment agreements with Jon R. Burney and Becky A. Sheehan.  The Employment Agreements, which will become effective upon consummation of the Merger, will supersede the existing employment agreements between each of the Executives and FTDI.  FTDI also entered into an employment agreement and a confidentiality and non-competition agreement with Michael Soenen.  The material terms of these agreements are described below.

Employment Agreements with  Jon R. Burney and Becky A. Sheehan

On April 30, 2008, in connection with the execution of the Merger Agreement, FTDI entered into new employment agreements (each, an “Employment Agreement” and collectively, the “Employment Agreements”) with Jon R. Burney and Becky A. Sheehan (each, an “Executive” and together, the “Executives”).

Each Employment Agreement wholly replaces and supersedes the existing employment agreements between FTDI and each Executive as follows: Ms. Sheehan (prior employment agreement dated December 3, 2007); and Mr. Burney (prior employment agreement dated December 3, 2007).

Each Employment Agreement will become effective upon the consummation of the Merger (the “Effective Date”) and extend for two years from the Effective Date.  In the event that the Merger is not consummated, the prior employment agreements of each Executive will remain in full force and effect.  Each Employment Agreement provides for automatic one-year extensions of the term, unless FTDI provides at least 90 days’ notice of non-renewal.

The Employment Agreements provide for the Executives to serve in the following positions with FTDI: Mr. Burney (Executive Vice President and General Counsel); and Ms. Sheehan (Executive Vice President and Chief Financial Officer).

The Employment Agreements provide for:

•              An annual base salary, subject to increase as determined from time to time by FTDI, as follows: Ms. Sheehan ($400,000); and Mr. Burney ($225,000);

•              Eligibility for an annual bonus under FTDI’s bonus program, based on the satisfaction of performance criteria established by FTDI in accordance with the terms of such program, for which the maximum annual bonus will be 100% of the Executives’ base salary.  The Executive will generally be entitled to a bonus award only if the Executive is employed by and in good standing with FTDI on the date the bonus is paid for that fiscal year.  It is anticipated that FTDI’s fiscal year-end will change to December 31 from June 30, and therefore, the Executive’s bonus will be pro-rated for the fiscal year ending December 31, 2008;

•              A transaction bonus as further described below;

•              Effective on the 15th day of the second month of the calendar quarter coinciding with or next following the Effective Date, and pursuant to the terms of United’s stock plan, a grant of restricted stock units (“RSUs”) to each Executive covering the following amount of shares of United’s common stock: Ms. Sheehan (75,000); and Mr. Burney (30,000).  Subject to each Executive’s continued employment with FTDI, 25 percent of the RSUs will vest on each succeeding anniversary of the date of grant; and

•              Eligibility to participate in FTDI’s employee benefit plans generally available to FTDI’s senior executives.

                The Employment Agreement for each Executive provides that, if the Executive’s employment is terminated by FTDI without “cause” or by the Executive for “good reason” (each as defined in the applicable Employment Agreement), and subject to the Executive’s execution and non-revocation of a general release of claims, the Executive will be entitled to receive a separation payment payable on a monthly basis over twelve months in an amount equal to the sum of (i) 12 months of the Executive’s then-current annual base salary, (ii) the lesser of (A) 100 percent of the Executive’s then-current annual base salary and (B) the most recent annual bonus paid to the Executive for a full fiscal year, and (iii) a pro-rated portion of the Executive’s annual bonus in clause (ii).  In addition, if the Executive’s termination occurs after the end of a fiscal year and prior to the date the annual bonus is paid for such fiscal year, the Executive will receive the annual bonus that the Executive would have received had the Executive remained employed by and in good standing with FTDI through the date the bonus for such fiscal year is paid.  The vesting and payment of the RSUs and any other equity awards held as of the date of termination will be accelerated by the additional number of shares in which the Executive would have otherwise been vested at the time of termination had the Executive completed an additional twelve months of employment with FTDI.

The Employment Agreement for each Executive provides that, if the Executive’s employment is terminated by FTDI without cause or by the Executive for good reason in connection with, or within twelve months after a change in control of United (as defined in the applicable stock plan, stock option agreement or RSU agreement), and subject to the Executive’s execution and non-revocation of a general release of claims, then the vesting and payment of the RSUs and any other equity awards held as of the date of termination will be accelerated by the additional number of shares in which the Executive would have otherwise been vested at the time of termination had the Executive completed an additional twelve months of employment with FTDI, or, if greater, the actual period of service the Executive completed between the Effective Date (or the date vesting commenced with respect to any other equity awards held outstanding as of the date of termination) and the date of such termination.

The Employment Agreements for each Executive provide that, if the Executive’s employment is terminated as a result of the Executive’s death or disability, the Executive or his estate will be entitled to accelerated vesting and payment of any RSUs and any other equity awards held as of the date of termination as though the Executive’s employment was terminated without cause or for good reason.

If any payments or benefits received or to be received by the Executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended, then the payments and benefits provided under the Employment Agreement will be reduced to the extent necessary to make such payments and benefits not subject to the excise tax, but only if such reduction results in a higher after-tax payment to the Executive after taking into account the excise tax and any additional taxes the Executive would pay if such payments and benefits were not reduced.

Employment Agreement and Confidentiality and Non-Competition Agreement with Michael J. Soenen

On April 30, 2008, in connection with the execution of the Merger Agreement, FTDI entered into an employment agreement and a confidentiality and non-competition agreement with Michael J. Soenen which will become effective upon the consummation of the Merger.  If the Merger is not consummated, this agreement will be of no force or effect.

Under the employment agreement, Mr. Soenen will continue to have such duties and responsibilities consistent with Mr. Soenen’s current position as Chief Executive Officer and President of the Company.  The term of the employment agreement will expire on December 31, 2008 unless FTDI or United provides 10 days’ notice of termination or pay in lieu thereof.

The employment agreement provides for:

•              An annualized base salary of $750,000;

•              A bonus equal to 100% of the base salary earned by Mr. Soenen during the term of the employment agreement which is in lieu of any Management Incentive Plan Bonus that may otherwise be payable to Mr. Soenen under FTDI’s Management Incentive Plan;

•              A transaction bonus as further described below. In consideration of such bonus, Mr. Soenen has entered into a confidentiality and non-competition agreement with FTDI; and

•              Eligibility to participate in the Company’s employee benefit plans generally available to FTDI’s senior executives.

                FTDI will have the option, with at least 10 days’ notice, to continue to engage Mr. Soenen as a consultant at the conclusion of the term of the agreement, on a monthly basis until March 15, 2009.  Mr. Soenen will receive a consulting fee of up to $50,000 per month for up to 20 hours per week of consulting services, with such consulting fee paid no later than March 15, 2009.

Transaction Bonuses

Subject to and upon consummation of the Merger, certain officers of the Company will receive lump sum transaction bonuses payable in the aggregate amount of up to $5,750,000 within 10 days following the consummation of the Merger, of which the executives will receive the following respective amounts: Mr. Burney ($250,000); Mr. Stephen W. Richards ($500,000); Ms. Sheehan ($500,000); Mr. Soenen ($3,000,000); and the remaining executives ($1,500,000 in the aggregate).

The foregoing descriptions of the Employment Agreements and Mr. Soenen’s employment agreement and confidentiality and non-competition agreement, which are attached hereto as Exhibits 10.2, 10.3, 10.4 and 10.5 respectively, are qualified in their entirety by reference to the text thereof and are incorporated herein by reference.

Cautionary Statements

The Merger Agreement has been included to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The Merger Agreement contains representations and warranties made by the parties to each other regarding certain matters. The assertions embodied in the representations and warranties are made as of specific dates and are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or United’s public disclosures. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Additional Information and Where You Can Find It

United intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4, which will include a proxy statement/prospectus of United and the Company and other relevant materials in connection with the proposed transaction.  The proxy statement/prospectus will be mailed to the stockholders of the Company.  Investors and stockholders are urged to read the proxy statement/prospectus and Registration Statement, and any and all amendments or supplements thereto, when they become available because they will contain important information about the proposed transaction.  Investors and stockholders may obtain a free copy of the proxy statement/prospectus and Registration Statement (when available), as well as other documents filed by United and the Company with the SEC, at the SEC’s website at www.sec.gov.  Investors and stockholders may also obtain a free copy of the proxy statement/prospectus and Registration Statement and the respective filings with the SEC directly from United by directing a request to Erik Randerson at (818) 287-3350 and directly from the Company by directing a request to Jandy Tomy at (630) 724-6984.  Investors and stockholders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Each of the companies’ directors and executive officers and other persons may be deemed, under SEC rules, to be participating in the solicitation of proxies in connection with the proposed transaction.  Information regarding United’s directors and officers can be found in its proxy statement filed with the SEC on April 29, 2008, and information regarding the Company’s directors and officers can be found in its proxy statement filed with the SEC on October 11, 2007.  Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interest in the transaction, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

	2.1	Agreement and Plan of Merger among FTD Group, Inc., United Online, Inc. and UNOLA Corp., dated April 30, 2008.

	10.1	Voting and Support Agreement among United Online, Inc. Green Equity Investors IV, L.P. and FTD Co-Investment, LLC, dated April 30, 2008.

	10.2	Employment Agreement between Jon R. Burney and Florists’ Transworld Delivery, dated April 30, 2008.

	10.3	Employment Agreement between Becky A. Sheehan and Florists’ Transworld Delivery, dated April 30, 2008.

	10.4	Employment Agreement between Michael J. Soenen and Florists’ Transworld Delivery, dated April 30, 2008.

	10.5	Confidentiality and Non-Competition Agreement between Michael J. Soenen and Florists’ Transworld Delivery, dated April 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTD GROUP, Inc.

Dated: May 6, 2008	By:	/S/ BECKY A. SHEEHAN
	Name:	Becky A. Sheehan
	Title:	Chief Financial Officer

EXHIBIT INDEX

(d)	Exhibits

	2.1	Agreement and Plan of Merger among FTD Group, Inc., United Online, Inc. and UNOLA Corp., dated April 30, 2008.

	10.1	Voting and Support Agreement among United Online, Inc. Green Equity Investors IV, L.P. and FTD Co-Investment, LLC, dated April 30, 2008.

	10.2	Employment Agreement between Jon R. Burney and Florists’ Transworld Delivery, dated April 30, 2008.

	10.3	Employment Agreement between Becky A. Sheehan and Florists’ Transworld Delivery, dated April 30, 2008.

	10.4	Employment Agreement between Michael J. Soenen and Florists’ Transworld Delivery, dated April 30, 2008.

	10.5	Confidentiality and Non-Competition Agreement between Michael J. Soenen and Florists’ Transworld Delivery, dated April 30, 2008.